April 18, 2019

Stuart M. Brightman
Chief Executive Officer and Director
TETRA Technologies, Inc.
24955 Interstate 45 North
The Woodlands, TX 77380

       Re: TETRA Technologies, Inc.
           Registration Statement on Form S-3
           Filed April 12, 2019
           File No. 333-230818

Dear Mr. Brightman:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Irene Barberena-Meissner, Staff Attorney, at 202-551-6548 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Natural
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